NeoMedia Technologies, Inc.

                                 Exhibit 10.28

           Employment Agreement Dated January 26, 1998 By and Between
                 NeoMedia Technologies, Inc. and James Marshall


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                     E M P L O Y M E N T   A G R E E M E N T

          THIS AGREEMENT is made and entered into as of the 26th day of January, 1998, by and between NeoMedia Technologies, Inc., a Delaware corporation with offices at 2201 Second Street, Suite 600, Fort Myers, Florida (the "Company") and James Marshall (hereinafter referred to as the "Employee").

          WHEREAS, the Company desires to enter into an agreement for the employment of Employee by the Company to be assured of the continued services of Employee and Employee desires to enter into employment by the Company on the terms and subject to the conditions provided herein.

          NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.        EMPLOYMENT, DUTIES AND AUTHORITY.

          1.1 DUTIES AND RESPONSIBILITIES. The Company hereby employs Employee and Employee hereby accepts employment by the Company as Executive Vice President of Sales and Business Development on the terms and subject to the covenants and conditions herein contained. The Employee shall have such duties, responsibilities and authority as the Board of Directors and the President of the Company may, from time to time, prescribe. During the term of Employee's employment hereunder, Employee shall devote his full time to the performance of his duties and responsibilities hereunder and will perform such duties and responsibilities faithfully and with reasonable care for the welfare of the Company. During the term of his employment hereunder, Employee shall not perform any services, whether or not for compensation, for any person, firm, partnership, corporation or other entity of any kind or nature whatsoever, other than the Company, without the express written consent of the President of the Company.

          1.2 SUBSTANTIAL CHANGE. Company shall not effect a substantial and material change in the duties and responsibilities of Employee (hereinafter, "Substantial Change") without Employee's consent. For the purposes of this Agreement, a Substantial Change shall have occurred if (a) Employee is demoted to a position for which the title is subordinate to "Executive Vice President";
(b) Employee's direct reporting responsibility is to an officer of the company other than the President, (c) Employee's primary management responsibility and authority should exclude both disciplines of sales and marketing; (d) Company appoints an officer simultaneously responsible for the same disciplines as Employee; or (e) the Company's primary business shall change to a line of business not generally regarded as part of the computer/software industry. A Substantial Change shall not occur merely if (f) the Company should sell any or all of its business units or lines of business; (g) the Company should acquire new business units or lines of business; (h) the number of subordinates reporting to Employee is either increased or decreased; or (i) Employee is asked to assume reasonable additional or different responsibilities not inconsistent with his expertise and job title.

2.        COMPENSATION.

          2.1 BASE SALARY. The Company shall pay to Employee during the Initial Term, as hereinafter defined, of employment hereunder, and each renewal term, a salary of $163,000 per annum (Base Salary). The Base Salary shall be subject to review on an annual basis, and the Employee shall be eligible for salary increases upon the recommendation of the President of the Company and at the discretion of the Compensation Committee of the Board of Directors. The Base Salary, less all amounts which the Company is required to withhold from such payments for applicable federal, state or local laws or regulation, shall be paid by the Company to the Employee in accordance with the Company's policies and procedures.

          2.2 BONUS. Employee shall be eligible for an annual bonus based on quarterly determinations of revenue of the Company as recited on Exhibit A.

          2.3 STOCK OPTIONS. In further consideration of Employee's employment, Company grants to Employee, from the 1998 Stock Option Plan (subject to approval of such Plan by the Company's Board of Directors

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and shareholders), 70,000 stock options for the Company's common stock. Such options shall have an exercise price equal to the closing NASDAQ price for such stock on Employee s first date of employment. Additionally, Employee will be eligible to participate with other senior executives of the Company in an annual stock option compensation plan under the 1998 Stock Option Plan to the extent such a compensation plan is provided for in the 1998 Stock Option Plan (subject to approval of such Plan by the Company's Board of Directors and shareholders).

          2.4 INCENTIVE PLAN. In addition to the bonus contemplated by paragraph
2.2 herein, Employee shall be entitled to participate in Company's Management Incentive Plan based on his Base Salary at the same level as similarly situated officers of the Company.

          2.5 PAYMENT DURING ABSENCES. If Employee shall be absent from work on account of personal injuries or sickness, he shall, subject to the provisions of
Section 5.1(b), continue to receive the payments of Base Salary provided for in paragraph 2.1 hereof; provided, however, that any such payment may, at the Company's sole option, be reduced by the amount which the Employee may receive, for the period covered by any such payments, disability payments (i) pursuant to any disability insurance which the Company, in its sole discretion, may maintain, or (ii) under any governmental program for disability compensation.

3.        BENEFITS; EXPENSE REIMBURSEMENT.

          Except as set forth in this Section 3, and as may otherwise be agreed in writing between the Company and Employee, Employee shall not be entitled to any benefits of any kind or nature whatsoever.

          3.1 BENEFITS. Employee shall be entitled to lease a vehicle under Company's Executive Vehicle Leasing Plan. Additionally, Employee shall receive all other benefits of employment available to other employees of the Company generally, including, without limitation, vacation time off, other time off, participation in any medical, dental or other group health plans or accident benefits, life insurance benefits, pension or profit-sharing plans, as shall be instituted by the Company, in its sole discretion. Set forth on Exhibit B hereto is a summary of the current benefits full time employees of the Company are entitled to receive. Any or all of such benefits may be modified or discontinued at any time or from time to time by the Company in its sole discretion (provided that such modification or discontinuance is applicable to all of the Company's full time employees) and the Company shall not have any obligation of any kind or nature whatsoever to provide Employee with any benefit in place of such modified or discontinued benefit (a substituted benefit), unless such substituted benefit is provided to all full time employees of the Company.

          3.2 EXPENSE REIMBURSEMENT. During the term hereof, the Company shall reimburse Employee for all reasonable and necessary business related expenses incurred by Employee in the performance of his duties hereunder, including without limitation, travel, meals, lodging, office supplies or equipment subject to such limitations, restrictions, reporting standards and policies and procedures that the Company may from time to time establish. Employee shall provide to the Company promptly after incurring any such expenses a detailed report thereof and such documentation as the Company shall from time to time require and as shall be sufficient to support the deductibility of all such expenses by the Company for federal income tax purposes.

4.        TERM.

          The employment of Employee hereunder shall be for a term commencing on January 26, 1998, and expiring on January 25, 2001 (the Initial Term). Upon the expiration of the Initial Term or any renewal term of Employee's employment hereunder, the term of such employment automatically shall be renewed for an additional term of one year unless Employee or the Company shall give notice of the termination of Employee's employment and this Agreement by written notice to the other no less than 30 days prior to the date of expiration of the Initial Term or any renewal term.

5.        TERMINATION BY COMPANY.

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          5.1 RIGHT TO TERMINATE PRIOR TO EXPIRATION OF TERM. Notwithstanding
any other provision herein contained to the contrary, the Company shall be entitled to immediately terminate this Agreement prior to the expiration of the Initial Term or any renewal term on the occurrence of either:

          (a) an event of default with respect to Employee, as provided herein, or

          (b) Death or Disability of Employee, as defined herein.

          5.2 EVENT OF DEFAULT BY EMPLOYEE. For purposes of Section 5.1, an event of default with respect to Employee shall include:

          (a) any failure by Employee to perform his duties, responsibilities hereunder in a faithful and diligent manner or with reasonable care and, if such failure can be cured, the failure by Employee to cure such failure within 30 days after written notice thereof shall have been given to Employee by the Company;

          (b) embezzlement or conversion by Employee of any funds of the Company or any customer of the Company;

          (c) destruction or conversion by Employee of any property of the Company, without the Company's consent;

          (d) Employee's conviction of a felony;

          (e) Employee's adjudication as an incompetent;

          (f) Employee's habitual intoxication;

          (g) Employee's drug addiction;

          (h) Conduct unbefitting an employee of Company which, in the discretion of the Board of Directors of the Company, casts the Company in a shameful light;

          (i) The commission by Employee of an act resulting in injury to the business, property or reputation of the Company;

          (j) The commission of an act by Employee in the performance of his duties hereunder which amounts to willful or wanton negligence;

          (k) The refusal by Employee to perform, or substantial neglect of, the duties assigned to Employee;

          (l) Any violation of any statutory or common law duty of loyalty to the Company; or

          (m) Employee's breach of paragraphs 7, 8, 9 or 10 hereof.

          5.3 DISABILITY. For purposes of this Agreement, the term Disability means any physical or mental condition of Employee which, as determined by two physicians selected by the Company, is expected to continue indefinitely and which renders Employee incapable of performing any substantial portion of the services contemplated hereunder. The mere effort by Employee to carry on the duties of his employment shall not be sufficient if it is determined by the Company, in its sole discretion, that Employee is not making a substantial full-time contribution to the Company or Employee's actions as a whole are detrimental to the Company.


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          5.4 EFFECT OF TERMINATION. In the event of termination of this
Agreement and Employee's employment pursuant to Paragraph 5.1 hereof, all rights and obligations of the Company and Employee hereunder shall terminate on the date of such termination, subject to the following:

          (a) Employee shall be entitled to receive (subject to any rights of setoff or counterclaim by the Company) all salary, commissions and benefits which shall have accrued prior to the date of such termination, and the obligation of the Company for the payment of salary, commissions or benefits shall terminate as of the date of such termination; and

          (b) All rights of the Company or Employee which shall have accrued hereunder prior to the date of such termination, and all provisions of this Agreement which are to survive termination of employment of Employee hereunder, shall survive such termination, and the Company and Employee shall continue to be bound by such provisions in accordance with the terms thereof.

          The Company shall have the right to offset against any payment due Employee under this Agreement such amount as shall compensate the Company, or its affiliates, for any losses, injury or other damage sustained as a result of any act or omission to act of Employee regardless of whether such conduct gave rise to such termination. In the event that any such loss, injury or other damage cannot be ascertained with certainty within fourteen days after the termination of Employee s employment, the Company shall escrow all payments due Employee which are being set-off pursuant to the provisions of this subparagraph in an interest-bearing account until the amount of loss, injury or other damage can be ascertained, at which time any amount in excess of such estimated loss, injury, or other damage will be paid, with interest thereon as earned in such interest-bearing account, to Employee; provided, however, payment of any such amount to Employee shall not, in any manner or way whatsoever, release Employee from liability to the Company for any amount of such loss, injury, or damage sustained by the Company as a result of Employee's acts or omissions to act, regardless of such payments.

          5.5 DEATH OF EMPLOYEE. This Agreement and all rights and obligations of the parties hereunder shall terminate immediately upon the death of Employee except that the Company shall pay to the heirs, legatees or personal representative of Employee all compensation or benefits hereunder accrued but not paid to the date of Employee's death.

6.        TERMINATION BY EMPLOYEE.

          6.1 EMPLOYEE'S RIGHT TO TERMINATE. In addition to Employee's right to terminate set forth in Section 4, Employee shall be entitled to terminate his employment with the Company under this Agreement for any reason (other than upon an event of default by the Company) upon (a) six months prior written notice to Company, or (b) immediately upon the occurrence of an event of default by the Company.

          6.2 EVENT OF DEFAULT BY COMPANY. For purposes of this Section 6, an event of default with respect to the Company shall include:

          (a) Any failure by the Company to perform its obligations to Employee under this Agreement and (if such failure can be cured) the failure by the Company to cure such failure within thirty (30) days after written notice thereof shall have been given to the Company by Employee;

          (b) Company's filing a petition for relief under any chapter of Title 11 of the United States Code or a petition to take advantage of any insolvency laws of the United States of America or any state thereof;

          (c) Company's making an assignment for the benefit of its creditors;

          (d) Company's consent to the appoin/TM/ent of a receiver of itself or of the whole or any substantial part of its property; or


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          (e) Company's filing a petition or answer seeking reorganization under the Federal Bankruptcy Laws or any other applicable law or statute of the United States of America or any state thereof; or

          Company's effecting of a Substantial Change, as defined in Section 1.2 herein.

6.3       EFFECT OF TERMINATION.

          (a) In the event of termination of the Agreement by Employee in accordance with the provisions of Section 6.1(a) hereof, all rights and obligations of the Company and Employee hereunder shall terminate on the date of such termination, subject to the following:

          (i) Employee shall be entitled to receive all Base Salary, commissions and benefits which shall have accrued prior to the date of such termination; and

          (ii) All rights of the Company or Employee which shall have accrued hereunder prior to the date of such termination and all provisions of this Agreement which are to survive termination of employment of Employee hereunder shall survive such termination, and the Company and Employee shall continue to be bound by such provisions in accordance with their terms. Notwithstanding anything to the contrary, for the purposes of this section, the right to receive Base Salary or other compensation for the term of this Agreement shall not survive.

          (b) In the event of termination of the Agreement by Employee in accordance with the provisions of Section 6.1(b) hereof, all rights and obligations of the Company and Employee hereunder shall terminate on the date of such termination, subject to the following:

          (i) Employee shall be entitled to all Base Salary, commissions and benefits which have accrued prior to the date of such termination; and

          (ii) Employee shall be entitled to receive severance pay in an amount equal to Employee's actual Base Salary for the twelve months prior to termination, plus a sum equal to the actual Bonus paid or earned pursuant to
Section 2.2 herein during the twelve months prior to termination ("Severance"). In the event Employee shall not yet have been employed by Company for twelve months upon termination, Employee shall nevertheless receive Severance, calculated as Employee's actual Base Salary for the number of actual months thus employed, plus an additional number of months, which when added to the actual months thus employed shall equal twelve (12), at one-twelfth (1/12th) the Base Salary stated in Section 2.1 herein, plus, actual Bonus paid or earned pursuant to Section 2.2 only for the months thus employed. Severance shall be paid in a lump-sum distribution, within sixty (60) days of the date of termination, and shall be subject to withholding for applicable federal, state or local laws or regulations.

Payments pursuant to the provisions of Section 6.3(a)(i) and (ii) and 6.3(b)(i) shall be paid in accordance with the Company's policies and procedures then in effect.

7.        NON-COMPETITION AND NON-SOLICITATION.

          7.1 NON-COMPETITION AND NON-SOLICITATION. Employee agrees that, so long as he is employed by Company pursuant to this Agreement, and for a period of twenty-four (24) months following expiration of the term or termination of this Agreement, other than termination by Employee upon the occurrence of an event of default by the Company, he will not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, agent, associate, consultant or material creditor of any person, partnership, corporation, joint venture, trust, business trust, association, firm, business organization or other entity of any kind or nature (hereinafter collectively referred to as Entity ) other than the Company or in any other capacity do any of the following:


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          (a) Employee will not, in any manner or way whatsoever, own, manage, operate, finance, join, control, participate in the ownership, management, operation or be connected with, in any manner or way whatsoever, perform services for or otherwise carry on a business anywhere in the world which performs any of the services provided at any time by, or which utilizes or sells any of the products, software or tools developed, sold or owned at any time by, the Company or engages in business similar to the business of the Company at any time during the term of this Agreement;

          (b) Employee will not, directly or indirectly, induce or attempt to persuade any employee of Company to terminate such employment relationship in order to enter into any relationship with such person or to enter into any such relationship on behalf of any Entity whether or not such Entity is in competition with Company or any of its affiliates;

          (c) Employee will not, directly or indirectly, solicit any business related to the business conducted by Company from any clients, agencies of clients, customers, or agencies of clients or customers of Company; and

          (d) Employee will not, directly or indirectly, perform services of any kind or nature for any Entity which engages in or conducts any business that competes with the business of the Company.

          For the purposes of this Agreement, the words directly or indirectly as used in Section 7.1 herein shall include, but not be limited to, (i) acting as an agent, officer, director, representative, consultant, independent contractor, or employee of any Entity or enterprise, and (ii) participating in any such competing Entity or enterprise as an owner, partner, limited partner, member, joint venturer, material creditor or stockholder (except as a stockholder holding less than five percent (5%) interest in a corporation whose shares are traded on a national securities exchange or in the over-the-counter market unless Employee controls such corporation, either alone or with others).

          7.2 ACKNOWLEDGMENT. Employee acknowledges that the restrictions set forth in Section 7 hereof are reasonable in scope and essential to the preservation of the Company's business and proprietary properties and interests, and that the enforcement thereof will not in any manner preclude Employee, in the event of Employee's termination of employment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself, the members of his family and those dependent upon him of at least to the sort and fashion to which he and they have become accustomed and may expect. Employee acknowledges that his expertise is of a special, unique, unusual, extraordinary and intellectual character, which gives said expertise a peculiar value, and that a breach by Employee of the provisions of this Section 7 cannot reasonably or adequately be compensated in damages in an action at law; and such a breach of any of these provisions will cause the Company irreparable injury and damage. Employee further acknowledges that he possesses unique skills, knowledge and abilities and that competition by him, in violation of the provisions of this Section 7 would be extremely detrimental to the Company. Accordingly, without limiting the right of the Company to pursue any and all legal and equitable rights available to it for violation of the covenants of this Section 7, the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief, without the necessity of posting any bond, to prevent a breach or to curtail any breach or threatened breach of this Section 7 both while this Agreement is in force and thereafter with respect to obligations continuing after the expiration or termination of this Agreement; provided, however, notwithstanding any provision herein contained to the contrary, no specification herein of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies.

8.        CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.

          8.1. CONFIDENTIAL INFORMATION. "Confidential Information" means information disclosed by the Company to Employee, or developed or obtained by Employee during his employment by the Company, provided that such information is not generally known in the business and industry in which the Company is or may subsequently become engaged, relating to or concerning the business, projects, techniques or methods of the Company, whether

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relating to financial data, marketing, merchandising, selling or otherwise.
Without limitation, Confidential Information shall include all know-how, technical and financial information, ideas, concepts and processes relating to the business of the Company, whether now existing or hereafter developed, and all prices, customer names and customer lists.

          8.2 INTELLECTUAL PROPERTY. The term Intellectual Property shall mean all trade secrets, inventions, designs, developments, ideas, devices, methods and processes (whether or not patented or patentable, reduced to practice or included in the Confidential Information) and all patents and patent applications related thereto, all copyrights, copyrightable works and mark works (whether or not included in the Confidential Information) and all registrations and applications for registration related thereto, all Confidential Information, and all other proprietary rights contributed to, or conceived or created by, Employee (whether alone or jointly with others) at any time during Employee's employment by the Company that: (i) relate to the business or to the actual or anticipated research or development of the Company; (ii) result from any work that Employee performs for the Company; or (iii) are created using the equipment, supplies or facilities of the Company or any Confidential Information.

          8.3 OWNERSHIP. Employee shall promptly disclose to the Company all Intellectual Property made or conceived by him alone or jointly with others, from the date of this Agreement until Employee's employment with the Company is terminated and within the two year period immediately following such termination, relevant or pertinent, in any way, whether directly or indirectly, to the business of the Company or resulting from or suggested by any work which he may have done for the Company. Employee shall, at all times during his employment with the Company, assist the Company in every proper way (entirely at the Company's expense) to obtain and develop for the Company's benefit patents on such Intellectual Property, whether or not patented; and shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company the entire interest in such Intellectual Property.

          All Intellectual Property is, shall be and shall remain the exclusive property of the Company. Employee assigns to the Company all right, title and interest in and to the Intellectual Property; provided, however, that, when applicable, Company shall own the copyrights in all copyrightable works included in the Intellectual Property pursuant to the work-made-for-hire doctrine (rather than by assignment), as such term is defined in the United States Code, Title 17, entitled Copyrights. All Intellectual Property shall be owned by the Company irrespective of any copyright notices or confidentiality legends to the contrary which may have been placed on such works by Employee or by others. Employee shall ensure that all copyright notices and confidentiality legends on all work product authored by Employee shall conform to the Company's practices and shall specify the Company as the owner for the work.

          8.4 KEEP RECORDS. Employee shall keep and maintain adequate and current written records of all Intellectual Property in the form of notes, sketches, drawings, computer files, reports or other documents relating thereto. Such records shall be and shall remain the exclusive property of the Company and shall be available to the Company at all times during Employee's employment and shall be turned over to Company at the conclusion of such employment. Employee shall keep all original documents and computer files at the office and the password to Employee's computer shall at all times be known by the Company's director of Human Resources.

          8.5 FURTHER ASSURANCES. During the period of Employee's employment by the Company and at all times thereafter, Employee shall promptly execute any and all declarations, assignments, applications and other instruments which the Company shall deem necessary to apply for and obtain patents and copyright registrations in any country or otherwise to protect the Company's interests in the Intellectual Property.

9.        NON-DISCLOSURE AND NON-USE.

          9.1 NON-DISCLOSURE. Employee acknowledges and agrees that Employee may have access and contribute to information and materials of a highly sensitive nature (including Confidential Information and Intellectual Property) and that a purpose of this Agreement is to protect the legitimate business interests of the Company therein. Employee agrees that, during the period of Employee's employment by the Company and at all times thereafter, unless

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Employee first secures the written consent of the Company, Employee shall not use for Employee or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required in the performance of Employee's assigned duties for the Company or by law or court order. Employee further agrees to use Employee's best efforts and u/TM/ost diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

          9.2 REQUIRED DISCLOSURES. In the event that Employee is required by law or court order to disclose any Confidential Information, Employee: (i) shall notify the Company in writing as soon as possible, but in no event later than twenty (20) business days prior to any such disclosure except as required by court of law; (ii) shall cooperate with the Company to preserve the confidentiality of such Confidential Information consistent with applicable law; and (iii) shall use Employee's best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

10.       WRITINGS AND WORKING PAPERS.

          Employee covenants and agrees that any and all originals and copies of all records, books, textbooks, letters, pamphlets, drafts, memoranda or other writings of any kind written by him for or on behalf of the Company or in the performance of Employee's duties hereunder, Confidential Information referred to in Section 8 hereof, Intellectual property, all notes, records, including but not limited to financial statements, calculations, letters, papers, records, computer hardware, computer disks, computer print-outs, customer lists, customer account records, documents, instruments, designs, programs, brochures, sales literature, policy and procedures manuals, however such information might be obtained or recorded (including electronic data storage systems), or any copies thereof, or any information or instruments derived therefrom, and drawings or any similar information of any type or description received by Employee or made or kept by him of work performed in connection with his employment by the Company and all computers, software and data and materials maintained in a medium other than paper shall be and are the sole and exclusive property of the Company and the Company shall be entitled to any and all copyrights thereon or other rights relating thereto. Employee agrees to return to the Corporation such information immediately upon termination of employment regardless of the reason for termination and regardless of which party terminates, and to execute any and all documents or papers of any kind or nature which the Company or its successors, assigns or nominees deem necessary or appropriate to acquire, enhance, protect, perfect, assign, sell or transfer its rights under this Agreement. Employee also agrees that upon request he will place all such notes, records, drawings and other items specified herein in the Company's possession and will not take with him without the written consent of a duly authorized officer of the Company any notes, records, drawings, blueprints or other reproductions relating or pertaining to or connected with his employment of the business, books, textbooks, pamphlets, documents work or investigations of the Company. The obligations of this Section shall survive the term of employment hereunder or the termination or expiration of the Initial Term or any renewal term hereof.

11.       INJUNCTIVE RELIEF.

          Without limiting the right of the Company to pursue all other legal and equitable rights available to them for violation of the covenants set forth in Paragraphs 7, 8, 9 and 10, it is agreed that such other remedies cannot fully compensate the Company for such a violation and that the Company shall be entitled to injunctive relief to prevent violation or continuing violation hereof without the necessity of posting any bond; provided, however, notwithstanding any provision herein contained to the contrary, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies. It is the intent and understanding of each party that if, in any action before any court or agency legally empowered to enforce this covenant, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such a court or agency.

12.       GENERAL.


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          12.1 ASSIGNMENT. The rights and duties hereunder of Employee shall not be assignable, without the express written consent of the Company. The Company can assign this Agreement to any successor.

          12.2 BINDING EFFECT. This Agreement shall be binding upon the parties hereto and their respective successors in interest, heirs and personal representatives and, to the extent permitted herein, their assigns.

          12.3 SEVERABILITY. If any provision of this Agreement or any part hereof or application hereof to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the remainder of such provision or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The parties also agree that, if any portion of this Agreement, or any part hereof or application hereof, to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, any court may so modify the objectionable provision so as to make it valid, reasonable and enforceable.

          12.4 SURVIVAL. Except as otherwise explicitly set forth herein, paragraphs 7, 8, 9, 10, 11, 12.9, 12.10 and 12.14 shall survive any expiration or termination of this Agreement.

          12.5 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) when delivered, if delivered personally, (b) four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, (c) the next business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, and (d) on the date of delivery, if delivered by telecopy, receipt confirmed, provided that a confirmation copy is sent on the next business day by registered or certified mail, return receipt requested and postage prepaid, in each case addressed as follows:

               If to the Company: NeoMedia Technologies, Inc.
                                  2201 Second Street, Suite 600
                                  Fort Myers, FL 33901
                                  Attention: Charles W. Fritz

               If to Employee:    James Marshall
                                  -----------------------------
                                  -----------------------------

          12.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, agreements, commi/TM/ents, contracts or understandings with respect thereto and no modification, alteration or amendment to this Agreement may be made unless the same shall be in writing and signed by both of the parties hereto.

          12.7 WAIVERS. No failure by either party to exercise any of such party's rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by either party to demand exact compliance with the terms hereof. Waiver by either party of any particular default by the other party shall not affect or impair such party's rights in respect to any subsequent default of the same or a different nature, nor shall any delay or omission of either party to exercise any rights arising from any default by the other party affect or impair such party's rights as to such default or any subsequent default.

          12.8 GOVERNING LAW; JURISDICTION. For purposes of construction, interpretation and enforcement, this Agreement shall be deemed to have been entered into under the laws of the State of Florida, without


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regard to its conflicts of laws rules or principles, and its validity, effect, performance, interpretation, construction and enforcement shall be governed by and be subject to the laws of the State of Florida.

          12.9 JURISDICTION AND VENUE. Any and all suits for any and every breach of this Agreement shall only be instituted and maintained in any court of competent jurisdiction in the State of Florida and the parties hereto consent to the jurisdiction and venue in such court. The parties hereby waive the right to bring any action in any other jurisdiction. Employee waives any claim Employee may have that (a) Employee is not personally subject to the jurisdiction of any state or federal court located in the State of Florida, (b) Employee is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment made in execution of judgment, execution or otherwise) with respect to Employee or Employee's property, (c) any such suit, action or proceeding is brought in an inconvenient forum, (d) the venue of any such suit, action or proceeding is improper, or (e) the provision of this paragraph may not be enforced in or by such court.

          In any such action or proceeding, to the fullest extent permitted by applicable law, each of the parties hereby absolutely and irrevocably waives personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agrees that the service thereof may be made by certified or registered mail directed to such party at its address set forth herein.

          12.10 ASSISTANCE IN PENDING OR THREATENED ACTIONS. Both before and after termination of employment, Employee shall provide the Company (without additional compensation) with assistance in any proceeding or threatened proceeding in which the Company, or any affiliate, is or may be a party; provided, however, that Employee shall only be required to give assistance with respect to matters of which he has knowledge or experience.

          12.11 EXECUTION AND COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall be binding when one or more counterparts have been signed by, and delivered to, each of the parties.

          12.12 HEADINGS. Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not, in any manner or way whatsoever, affect the meaning or construction of any provision of this Agreement.

          12.13 CERTAIN TERMINOLOGY. Except where the context otherwise requires, references to this Section or words of similar import shall be deemed to refer to the entire section and not a particular subsection and references to hereunder, herein, hereof or words of similar import shall be deemed to refer to the entire Agreement and not the particular section or subsection.

          12.14 WAIVER OF CONSTRUCTION RULE. Employee acknowledges and represents that Employee has read and understands the provisions of this Agreement, and has had the opportunity to consult with his legal advisor with respect to this Agreement and the provisions hereof. Accordingly, the rule of construction that an ambiguous provision shall be construed against the party drafting such provision shall not apply to this Agreement and the provisions hereof.

13.       ACKNOWLEDGMENT.

          Employee acknowledges and agrees that Employee has fully read and understands this Agreement, has had the opportunity to discuss this Agreement with Employee's attorney, has had any questions regarding its effect or the meaning of its terms answered to Employee's satisfaction, and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.

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

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NEOMEDIA TECHNOLOGIES, INC.       EMPLOYEE:



By: /s/ CHARLES W. FRITZ         /s/ JAMES MARSHALL
---------------------------      ------------------
Charles W. Fritz, President      James Marshall



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                                   EXHIBIT A

                               ANNUAL BONUS PLAN

                         ANNUAL SALE REVENUE BONUS PLAN
         FOR EXECUTIVE VICE PRESIDENT OF SALES AND BUSINESS DEVELOPMENT

TThe annual target bonus is $40,000 provided 100% of the annual planned revenue is obtained in each quarter and year-to-date. This will be measured quarterly and annually. The bonus can fluctuate depending on if the targets are exceeded or fall behind. For example, if 120% or higher, of the target is achieved, the bonus would be 20% higher. If 70% or less of the target is achieved, there will be no bonus paid.

TARGET                            BONUS PAID QTD AND YTD
------                            ----------------------
< 70%                             $0
70% to 89%                         8,000 to 8,900
90% to 99%                         9,000 to 9,990
100%                               10,000
101% to 110%                       10,100 to 11,000
111% to 120%                       11,100 to 12,000
>120%                              12,000

Example of quarterly versus year-to-date analysis for bonus

                                                 Quarters
Targets (in millions)                 1st      2nd        3rd         4th
                                     ---------------------------------------
                                     $2.50     $4.70      $3.90       $6.30

Actual (in millions) ..........      $1.97     $5.80      $3.80       $7.30

Over / under ..................      -21.2%    +23.4%     -2.56%     +15.87

Quarterly bonus ...............      $0.00   $12,000     $9,744     $11,587

Note: On the above example, there was no bonus paid in the first quarter since the goal was not met.

Note:     Actual 1998 quarterly targets (in millions) are $6.1, $11.8, $12.5 and
$17.9 for a $48.3 total. (Chas is looking at a final revision of this plan so it's not set in stone. It will be done by January 26, 1998.)

Guaranteed home purchase (bought after 120 days on market on or before September 1, 1998.)


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                                   EXHIBIT B

                           NEOMEDIA STANDARD BENEFITS


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

HEALTH INSURANCE & PRESCRIPTION DRUG CARD
This P.P.O. plan will be effective on the first of the month following thirty days of employment. The cost is $7.50 per pay period for single coverage and $12.50 per pay period for family coverage. Services are subject to calendar year deductible. Pre-existing conditions are covered! Office visits are $15 if you go to a panel provider. Prescriptions are $5.00 for generics. Excellent well child care addendum.

DENTAL INSURANCE
There is no cost for this benefit. Single or Family coverage. Effective on the same day as the health insurance. Benefit has numerous parts and the benefit increases with continued dental visits.

SHORT TERM & LONG TERM DISABILITY INSURANCE
There is no cost for this benefit. Effective on the same day as the health insurance. STD is 60% of salary or $1,000 max. Coverage up to 26 weeks. LTD continues for up to $10,000 per month to age 65.

LIFE INSURANCE
There is no cost for this benefit. Effective on the same day as the health insurance. Insurance on the employee only in the amount of two times your annual base pay.

LONG TERM CARE INSURANCE
There is no cost for this benefit for individual coverage. Effective on the same day as the health insurance. You may be able to enroll your spouse, parents, or grandparents in this benefit by paying their premium yourself. Coverage for nursing home and/or home health care services.

401K PLAN
Effective on date of hire. You may contribute up to 20% of your income up to $10,000 into a tax deferred inves/TM/ent plan. Over 20 investment plans to chose. Contribution is 100% vested.

PAY PERIODS
Pay days are twenty-four (24) times per year. On the 15th of each month and on the last day of the month.

VACATION TIME OFF
New employees earn ten (10) days off per year. This increases to fifteen (15) days after 3 years service and twenty (20) days after 5 full years of service.

OTHER TIME OFF
Employees earn ten (10) sick days off per year, three (3) personal days per year, and eight (8) holidays per year.

TUITION REIMBURSEMENT
Full time employees may receive up to $2,200/yr in reimbursement for tuition, books and registration fees.

FLEXIBLE SPENDING ACCOUNTS
Employees may have pre tax income deferred for medical or dependent care expenses.

EMPLOYEE ACTIVITIES
NeoMedia sponsors several activities for you and your family including company picnics, weekend getaways, and NFL football games.


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